Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2004, except as to Note 13, which is as of February 13, 2004, relating to the financial statements of Rambus Inc., which appears in Rambus Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/    PricewaterhouseCoopers LLP

San Jose, California

April 29, 2004